POPULAR, INC. Contact:	Exhibit 99.1
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Financial Results for the Quarter
and Nine Months Ended September 30, 2009

San Juan, Puerto Rico, Monday, October 19, 2009 – Popular, Inc. (“the Corporation”) (NASDAQ: BPOP) reported a net loss of $125.0 million for the quarter ended September 30, 2009, compared with a net loss of $183.2 million for the quarter ended June 30, 2009, and a net loss of $668.5 million for the quarter ended September 30, 2008. For the nine months ended September 30, 2009, the Corporation’s net loss totaled $360.7 million, compared to a net loss of $541.0 million for the same period in 2008.

Refer to the accompanying Exhibit A — Financial Summary for “per common share” information and key performance ratios. Also, refer to Exhibit B for credit quality information and to Exhibit C for summarized income statement information by reportable segment. As indicated in previous filings, in 2008, the Corporation discontinued the operations of its U.S. mainland-based subsidiary Popular Financial Holdings (“PFH”), and thus the results of PFH are presented as part of “Loss from discontinued operations, net of income tax” in Exhibit A.

“Third-quarter results still reflect the effects of a deepening recession and rising unemployment in Puerto Rico. The island’s residential construction market remains stagnant with low absorption rates, requiring a high level of provisioning,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc.

Carrión continued, “While some U.S. economic indicators have shown some improvement, our consumer and mortgage portfolios are still feeling the impact of job losses on the U.S. mainland. We expect these economic trends, particularly in Puerto Rico, to continue for the foreseeable future. We continue to work on improving our U.S. franchise and maintaining our dominant position in Puerto Rico for the turn of the cycle.”

During the third quarter of 2009, the Corporation took steps to increase its capital position that resulted in total additions of $1.4 billion to Tier 1 common equity.

On August 25, 2009, the Corporation completed the settlement of its previously announced Exchange Offer to issue up to 390 million shares of its common stock in exchange for its Series A and Series B preferred stock and for its trust preferred securities. As part of the Exchange Offer, the Corporation issued over 357 million new shares of common stock for a total of over 639 million common shares outstanding. This Exchange Offer resulted in an increase in common stockholders’ equity of $919.1 million, resulting from the exchange of Series A and Series B preferred stock and trust preferred securities into common stock. This included newly issued common stock and surplus of $608.4 million and a favorable impact to accumulated deficit of $310.7 million, including $80.3 million in gains on the extinguishment of trust preferred securities recorded in the consolidated statement of operations for the quarter ended September 30, 2009.

Also, as announced on August 10, 2009, the Corporation agreed with the U.S. Treasury to exchange all $935 million of its outstanding shares of Series C preferred stock of the Corporation for $935 million of newly issued trust preferred securities (the “New Trust Preferred Securities”). The New Trust Preferred Securities have a distribution rate of 5% until December 5, 2013 and 9% thereafter (which is the same as the dividend rate on the previously outstanding Series C preferred stock). The transaction with the U.S. Treasury settled on August 24, 2009. The particular exchange with the U.S. Treasury resulted in a favorable impact to accumulated deficit of $485.3 million resulting from the excess of (1) the carrying amount of the securities surrendered (the Series C preferred stock) over (2) the fair value of the consideration exchanged (the New Trust Preferred Securities).

The Corporation’s Tier 1 common equity to risk-weighted assets ratio increased from 2.45% as of June 30, 2009 to 6.88% as of September 30, 2009 as a result of the transactions described above. See “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of Tier 1 common equity to common stockholders’ equity and a discussion of our use of this non-GAAP financial measure in this press release.

The above transactions also impacted earnings per common share favorably. The following table provides a reconciliation of earnings (losses) per common share (“EPS”) for the quarters ended September 30, 2009, June 30, 2009 and September 30, 2008 and for the nine-month periods ended September 30, 2009 and 2008:

	Quarter ended			Nine months ended
	September 30,	June 30	September 30,	September 30,	September 30
(In thousands, except per
share information)	2009	2009	2008	2009	2008
Net loss from continuing operations	($121,561)	($176,583)	($211,173)	($340,720)	($52,761)

Net loss from discontinued operations	(3,427)	(6,599)	(457,370)	(19,972)	(488,242)
Preferred stock dividends *	5,974 *	(22,915)	(11,229)	(39,857)	(20,210)
Favorable impact from exchange of Series A and B preferred stock	230,388	—	—	230,388	—
Favorable impact from exchange of Series C preferred stock	485,280	—	—	485,280	—
Preferred stock discount accretion	(1,040)	(1,713)	—	(4,515)	—

Net income (loss) applicable to common stock	$595,614	($207,810)	($679,772)	$310,604	($561,213)

Average common shares	425,672,578	281,888,394	281,489,469	330,325,348	280,841,638
Average potential common shares	—	—	—	—	—

Average common shares -assuming dilution	425,672,578	281,888,394	281,489,469	330,325,348	280,841,638

Basic and diluted earnings (losses) per common shares from continuing operations	$1.41	($0.71)	($0.79)	$1.00	($0.27)
Basic and diluted losses per common shares from discontinued operations	($0.01)	($0.03)	($1.63)	($0.06)	($1.73)

Total basic and diluted earnings (losses) per common share	$1.40	($0.74)	($2.42)	$0.94	($2.00)

* Amount presented for the quarter ended September 30, 2009 represents the reversal of dividends on Series C preferred stock considered accrued as of June 30, 2009 for EPS purposes only. These cumulative dividends were not paid as dividends to the Series C preferred stock holder given the terms of the exchange agreement to New Trust Preferred Securities, which was effected in August 2009.

The Corporation’s continuing operations reported a net loss of $121.6 million for the quarter ended September 30, 2009, compared with a net loss of $176.6 million for the quarter ended June 30, 2009, and a net loss of $211.2 million for the quarter ended September 30, 2008. For the nine months ended September 30, 2009, the Corporation’s net loss from continuing operations totaled $340.7 million, compared to a net loss of $52.8 million for the same period in 2008.

The principal items impacting the continuing operations’ financial results for the quarter ended September 30, 2009, when compared to the quarter ended June 30, 2009, were as follows:

•	Gains of $80.3 million on the extinguishment of debt related to the aforementioned exchange of trust preferred securities for common stock.

•	Non-interest income was lower by $65.8 million when compared to the quarter ended June 30, 2009, principally as a result of lower gains on the sale of investment securities. During the third quarter of 2009, the Corporation realized $9.1 million in losses on the valuation of investment securities compared to gains of $53.7 million in the second quarter of 2009 principally associated with the sale of equity securities.

•	Total operating expenses, excluding the aforementioned gain of $80.3 million on the extinguishment of debt, were $29.7 million lower in the quarter ended September 30, 2009 compared with the second quarter of 2009, mainly as a result of lower FDIC insurance assessments on deposits by $19.8 million since the second quarter of 2009 included the impact of a special assessment of approximately $16.7 million.

•	The provision for loan losses for the third quarter of 2009 decreased by $18.4 million when compared with the quarter ended June 30, 2009. The lower total provision was the net result of a $28.3 million decrease in the provision related to the Puerto Rico operations because of a higher provision for specific construction loans in the second quarter of 2009, and a $9.9 million increase in the provision related to the U.S. mainland portfolios. The allowance for loan losses increased from June 30, 2009 to September 30, 2009 by $61 million. The allowance for loan losses to loans held-in-portfolio was 4.95% as of September 30, 2009, compared to 4.66% as of June 30, 2009. Refer to Exhibit A for certain credit quality ratios and Exhibit B for other specific credit quality information.

Net Loss from Continuing Operations:

This press release should be read in conjunction with the accompanying Exhibits A, B and C which are an integral part of this report. The discussions that follow pertain to Popular, Inc.’s continuing operations, unless otherwise indicated.

Net Interest Income

Net interest income for the third quarter of 2009 was $276.4 million, compared with $283.1 million for the second quarter of 2009 and $324.3 million for the same quarter of 2008.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended September 30, 2009, compared with the quarter ended June 30, 2009 and the quarter ended September 30, 2008.

	Average balances			Average Yields / Costs
	3rd	2nd	3rd	3rd	2nd
	Quarter	Quarter	Quarter	Quarter	Quarter	3rd Quarter
(Dollars in billions)	2009	2009	2008	2009	2009	2008
Money market, trading and investment securities	$9.0	$9.6	$9.4	3.69%	3.72%	4.17%

Loans:
Commercial *	15.0	15.4	15.9	4.85	4.87	5.82
Mortgage	4.5	4.5	4.6	6.15	6.30	6.97
Consumer	4.3	4.4	4.8	9.75	9.91	10.24
Lease financing	0.7	0.7	1.1	8.29	8.30	7.81

Total loans	24.5	25.0	26.4	6.04	6.12	6.90

Total earning assets	$33.5	$34.6	$35.8	5.41%	5.45%	6.19%

Interest bearing deposits	$22.4	$22.7	$23.2	2.11%	2.27%	2.85%
Borrowings	5.4	5.9	7.1	4.38	4.02	3.66

Total interest bearing liabilities	27.8	28.6	30.3	2.55	2.63	3.04

Non-interest bearing sources of funds	5.7	6.0	5.5

Total funds	$33.5	$34.6	$35.8	2.11%	2.18%	2.57%

Net interest spread				2.86%	2.82%	3.15%

Net interest yield				3.30%	3.27%	3.62%

*Includes commercial construction loans

The reduction in average earning assets for the quarter ended September 30, 2009, compared with the quarter ended June 30, 2009 was mostly due to the reduction in excess liquidity in the money market accounts as well as a decrease in the trading portfolio resulting from the sale of mortgage-backed securities during the second quarter of 2009 along with a decline in the loan portfolio in part due to the slowdown of loan origination activity, as well as a higher volume of loans charged off. Furthermore, there were reductions in the consumer loan portfolio of Banco Popular North America (“BPNA”), including E-LOAN, primarily due to the runoff mode of its home equity lines of credit and closed-end second mortgages. As a result of the decline in average earning assets, the Corporation is deleveraging its balance sheet through a reduction in borrowings, principally repurchase agreements, accompanied by a decrease in notes payable mainly due to the maturity of unsecured senior debt of Popular North America.

Net interest yield improved for the quarter ended September 30, 2009 when compared to the quarter ended June 30, 2009 mainly driven by a reduction in the Corporation’s average cost of funds resulting from a reduction in the cost of deposits due to management actions to lower the rates paid on certain deposits and a lower cost on brokered certificates of deposit. The net interest yield was also favorably impacted by a decrease in interest expense of approximately $2.9 million due to the exchange of the Corporation’s trust preferred securities into common stock. Offsetting this positive variance was additional interest expense during the quarter ended September 30, 2009 of approximately $6.8 million resulting from the previously mentioned New Trust Preferred Securities, which was formerly accounted for as a dividend prior to the exchange of the Series C preferred stock. Also, affecting negatively the net interest yield was the increase in funding cost of $350 million of term notes with interest rates that increased prospectively by 225 basis points as a result of the Corporation’s senior debt rating downgrades by the major rating agencies in April 2009 and June 2009.

The decrease in net interest income for the third quarter of 2009, compared with the same quarter of 2008, was primarily due to lower average balances of interest-earning assets, principally loans, due to the sale of most of the lease financing portfolio and the downsizing or discontinuance of certain loan origination units in the U.S. mainland operations and the slowdown of loan origination activity due to current market conditions. The Corporation’s borrowings also decreased driven by the reduction in the earning assets they fund. Contributing to the reduction in net interest income was the decrease by the Federal Reserve (“Fed”) of the federal funds target rate from 2.00% in September 30, 2008 to between 0% and 0.25% as of September 30, 2009. This reduction in short-term market rates impacted the yield of several of the Corporation’s earning assets during that period, including the yield on commercial and construction loans with floating or adjustable rates and floating rate collateralized mortgage obligations, as well as the yield of newly originated loans in a declining interest rate environment. On the positive side, the decrease in rates contributed to the decrease in the cost of interest-bearing deposits and short-term borrowings. Other factors impacting negatively the Corporation’s net interest income for the quarter ended September 30, 2009 when compared with the same quarter in 2008 were the increase in non-performing loans with their related reversal of interest, and, as discussed above, the exchange of $935 million of Series C preferred stock for trust preferred securities and the increase in the cost of $350 million in term notes due to rating downgrades. Offsetting this negative variance was the exchange of the Corporation’s trust preferred securities into common stock.

Credit Risk and Provision for Loan Losses

The Corporation’s allowance for loan losses increased to $1.2 billion as of September 30, 2009, an increase of $61 million from June 30, 2009. The Corporation’s allowance for loan losses represented 4.95% of loans held-in-portfolio as of September 30, 2009, compared with 4.66% as of June 30, 2009 and 2.76% as of September 30, 2008. As compared to the previous quarter, the allowance for loan losses increased during the third quarter of 2009 despite the decrease of $210 million in loans held-in-portfolio.

The increase in the allowance for loan losses from June 30, 2009 to September 30, 2009 was primarily attributable to increased reserves for commercial loans. Although commercial losses decreased during the third quarter of 2009, the commercial sector continued reporting deteriorating results, particularly in the U.S. small business segment, which reflected higher non-performing loans and net charge-offs. The total allowance for loan losses for construction loans decreased by approximately $4.5 million from June 30, 2009 to September 30, 2009 after charging-off $95.9 million in the third quarter of 2009 and considering a portfolio reduction of $151 million. The allowance to construction loans held-in-portfolio was 18.03% as of September 30, 2009 compared with 16.91% as of June 30, 2009. The construction loan portfolio maintains the highest allowance coverage due to the continued deterioration of the economic and housing market conditions in Puerto Rico, and also in the U.S. mainland. The most significant specific reserves for impaired loans during the third quarter of 2009 pertain to particular construction borrowers. The Corporation also recorded higher reserves to cover inherent losses in the mortgage and consumer loan portfolios, mainly in the U.S. home equity lines of credit portfolios. Exhibits A and B provide credit quality data, including certain key credit quality metrics and a breakdown of the allowance for loan losses by loan type.

As of September 30, 2009, there were $1.5 billion of impaired loans with a related specific allowance for loan losses of $313 million, compared with impaired loans of $1.4 billion and a specific allowance for loan losses of $313 million as of June 30, 2009. The Corporation’s specific allowance for loan losses as of September 30, 2009 remained at the same level when compared to the previous quarter after recording approximately $108.4 million in charge-offs, of which $86.7 million pertained to the construction loan portfolio, principally from the Banco Popular de Puerto Rico reportable segment. As of September 30, 2008, there were $753 million of impaired loans with a related specific allowance for loan losses of $131 million. Refer to Exhibit B for information concerning the composition of the Corporation’s allowance for loan losses as of September 30, 2009 and June 30, 2009 by loan category.

The main factor driving the Corporation’s net losses in 2009 has been the increasing credit costs from several segments of the loan portfolio. The sustained deterioration in the credit and economic conditions in the markets in which the Corporation operates have continued to negatively affect the Corporation’s provision for loan losses in the third quarter of 2009. The provision for loan losses totaled $331.1 million or 123% of net charge-offs for the quarter ended September 30, 2009, compared with $349.4 million or 134% of net charge-offs for the quarter ended June 30, 2009, and $252.2 million or 148% of net charge-offs for the third quarter of 2008.

The decline in the provision for loan losses in the third quarter of 2009 when compared with the second quarter of 2009 was in part attributable to the Banco Popular de Puerto Rico loan portfolios, which in the previous quarter required higher specific reserves for certain impaired loans. This was partially offset by an increase in the Corporation’s general reserve requirements, which accounts for the increase reported in the Corporation’s total allowance for loan losses as of September 30, 2009.

Net charge offs for the quarter ended September 30, 2009 increased by $9.6 million when compared to the previous quarter. This increase in net charge-offs was mainly in construction loans ($19.4 million) and mortgage loans ($9.7 million), partially offset by decreases in net charge-offs for commercial loans ($10.8 million), consumer loans ($8.6 million) and leases ($0.2 million). The rise in construction loans net charge-offs in the third quarter of 2009 was primarily related to a partial charge-off of a particular construction borrower in the Banco Popular de Puerto Rico reportable segment. The increase in mortgage loans net charge-offs was mainly related to Puerto Rico and the U.S. mainland non-conventional mortgage business. The Corporation’s net charge-off ratios for mortgages in Puerto Rico and the U.S. mainland operations for the quarter ended September 30, 2009 were 0.72% and 7.51%, respectively, compared to 0.14% and 5.85% for the quarter ended June 30, 2009. As in the U.S. mainland, the continued recessionary environment in Puerto Rico has negatively impacted property values, thus increasing the level of losses. The decrease in commercial net charge-offs was attributed to the Banco Popular de Puerto Rico portfolio, while the reduction in consumer net charge-offs was mostly related to the Banco Popular North America reportable segment. Despite the decreases in commercial and consumer loan net charge-offs for the quarter ended September 30, 2009 when compared to the second quarter of 2009, the reserves were increased to cover inherent losses in these loan portfolios.

The increase in the provision for loan losses for the quarter ended September 30, 2009 compared to the same quarter in 2008 was the result of higher general reserve requirements for commercial loans, construction loans, U.S. mainland non-conventional residential mortgages and home equity lines of credit, combined with specific reserves recorded for loans considered impaired. Net charge-offs from the continuing operations for the quarter ended September 30, 2009, when compared with the third quarter in 2008, increased by $99.4 million, mainly in construction loans ($43.6 million), commercial loans ($22.6 million), mortgage loans ($22.5 million) and consumer loans ($11.0 million).

Non-performing assets attributable to continuing operations totaled $2.2 billion as of September 30, 2009, compared to $2.1 billion as of June 30, 2009 and $1.1 billion as of September 30, 2008. The increase in non-performing assets from June 30, 2009 to September 30, 2009 was primarily related to increases in commercial loans ($90 million), mortgage loans ($42 million), other real estate ($24 million) and consumer loans ($5 million). The increases in non-performing loans were concentrated in portfolios secured by real estate. As of September 30, 2009, non-performing loans secured by real estate amounted to $1.3 billion or 14.0% of total loans secured by real estate in the Puerto Rico operations and $572 million or 8.7%, respectively, in the U.S. mainland operations. These figures compare to $1.2 billion or 13.3% in Puerto Rico and $529 million or 7.8% in the U.S. mainland operations as of June 30, 2009. Commercial non-performing loans increased both in Puerto Rico and the U.S. mainland across all sectors as a result of weakened economic conditions. The construction portfolio did not report significant increases in non-performing loans during the third quarter of 2009 due to portfolio reduction resulting from net charge-offs and minimal new volume activity. The construction loans in non-performing status are primarily residential real estate construction loans which have been adversely impacted by general market conditions, decreases in property values and oversupply in certain areas. The higher level of non-performing residential mortgage loans was principally attributed to BPNA’s non-conventional mortgage business and Puerto Rico’s residential mortgage portfolio. Deteriorating economic conditions have impacted the mortgage delinquency rates and have increased pressure in home prices. Nonetheless, the Puerto Rico housing market has not experienced the level of losses affecting some regions in the U.S. mainland. In terms of reserves, the total allowance for loan losses to non-performing loans from continuing operations represented 57.07% as of September 30, 2009, which remained stable when compared to 57.94% as of June 30, 2009 after considering an increase in non-performing loans of approximately $137 million during the third quarter of 2009.

The Corporation’s commercial loan portfolio secured by commercial real estate (“CRE”), excluding construction loans, amounted to $7.4 billion as of September 30, 2009, of which $3.4 billion was secured with owner occupied properties. CRE non-performing loans amounted to $474 million, or 6.45% of CRE loans as of September 30, 2009. The CRE non-performing loans ratios for the Corporation’s Puerto Rico and U.S. mainland operations were 7.93% and 4.73%, respectively, as of September 30, 2009, compared with 7.58% and 3.94%, respectively, as of June 30, 2009.

Non-performing assets from continuing operations increased by $1.1 billion from September 30, 2008 to the same date in 2009. The increases were reflected in construction loans ($534 million), commercial loans ($336 million) and mortgage loans ($202 million).

Given the existing adverse economic conditions, it is likely that the Corporation will continue to experience heightened credit losses, higher levels of non-performing assets and significant levels of provision for loan losses.

Non-interest Income

Non-interest income from continuing operations totaled $160.0 million for the quarter ended September 30, 2009, compared with $225.8 million for the quarter ended June 30, 2009 and $187.9 million for the quarter ended September 30, 2008.

As previously explained, the variance in non-interest income for the quarter ended September 30, 2009 compared with the quarter ended June 30, 2009 was principally due to a decrease in the net gains on the sale and valuation adjustments of investment securities of $62.8 million due to the sale of equity securities during the second quarter of 2009 which resulted in a gain of $53.7 million for that quarter. Other factors also impacted these results, including a decrease of $9.3 million in trading account profit and a favorable variance of $4.7 million in loss on sale and valuation adjustments on loans held-for-sale.

The decrease in non-interest income for the quarter ended September 30, 2009 compared with the same quarter in 2008 was principally due to losses on the sale and valuation adjustments on loans held-for-sale for the quarter ended September 30, 2009 of $8.7 million, compared to gains of $6.5 million for the quarter ended September 30, 2008. Other non-interest income as presented in Exhibit A declined by $13.6 million mostly as a result of $21.1 million in gains on the sale of real estate properties booked in the third quarter of 2008.

Operating Expenses

Operating expenses totaled $220.6 million for the quarter ended September 30, 2009, a decrease of $110.0 million, compared with $330.6 million for the second quarter of 2009. Operating expenses for the quarter ended September 30, 2008 totaled $322.9 million.

The decrease in operating expenses for the quarter ended September 30, 2009 when compared with the second quarter of 2009 was principally due to the gain on the extinguishment of debt of $80.3 million from the aforementioned exchange of the trust preferred securities for common stock. Also contributing to this variance were lower FDIC insurance costs, which included the $16.7 million FDIC special assessment in the second quarter of 2009, and a $5.7 million decrease in personnel costs, mainly related to salaries costs.

The decrease of $102.3 million in operating expenses for the quarter ended September 30, 2009 when compared to the same quarter of the previous year was principally due to the favorable impact of the aforementioned extinguishment of debt and lower personnel costs by $17.7 million due to downsizing of the U.S. operations, partially offset by higher FDIC insurance costs.

Income Taxes

Income tax expense from continuing operations amounted to $6.3 million for the quarter ended September 30, 2009, compared with an income tax expense of $5.4 million for the quarter ended June 30, 2009 and income tax expense of $148.3 million for the quarter ended September 30, 2008.

The variance in income tax expense for the third quarter of 2009 when compared to the same quarter in 2008 was primarily due to the recognition during the third quarter of 2008 of a $189.2 million adjustment to recognize a valuation allowance on part of the deferred tax assets related to the U.S. continuing operations.

Balance Sheet Comments:

The accompanying Exhibit A provides information on principal categories of the Corporation’s balance sheet as of September 30, 2009, June 30, 2009 and September 30, 2008, and the following sections provide more detailed information.

Investment securities

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $7.2 billion as of September 30, 2009, compared with $7.6 billion as of June 30, 2009. The Corporation holds investment securities primarily for liquidity, yield enhancement and interest rate risk management. The portfolio primarily includes very liquid, high quality securities.

Loans

A breakdown of the Corporation’s total loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	September 30, 2009	June 30, 2009	Variance	September 30, 2008	Variance
Commercial	$13.1	$13.1	—	$13.9	($0.8)
Construction	1.9	2.0	($0.1)	2.1	(0.2)
Mortgage	4.6	4.7	(0.1)	4.7	(0.1)
Consumer	4.2	4.3	(0.1)	4.8	(0.6)
Lease financing	0.7	0.7	—	1.1	(0.4)

Sub-total	24.5	24.8	(0.3)	26.6	(2.1)

PFH discontinued operations	—	—	—	0.6	(0.6)

Total	$24.5	$24.8	($0.3)	$27.2	($2.7)

The reduction in construction loans between June 30, 2009 and September 30, 2009 was principally due to the increased level of charge-offs, which was described earlier in the Provision for Loans Losses and Credit Quality section. Net charge-offs in the construction loan portfolio amounted to $95.9 million for the quarter ended September 30, 2009.

The decline in the consumer loan portfolio from the end of the second quarter of 2009 to September 30, 2009 was mainly related to run-off of existing portfolios originated by Popular Finance, E-LOAN or exited lines of businesses at the BPNA operations, as well as the reduction caused by the consumer loans net charge-offs of $76.6 million recorded during the third quarter of 2009.

The reductions in various loan categories when comparing September 30, 2009 with the same quarter of 2008 are mainly associated with the same factors described above along with the exiting or downsizing certain business lines at the Corporation’s subsidiaries, primarily BPNA. The reduction in the lease financing portfolio for the quarter ended September 30, 2009 compared to the same period of the previous year was the result of loan sales by Popular Equipment Finance, a subsidiary of BPNA, principally during the first quarter of 2009. The current financial environment has required us to strengthen our underwriting standards. As a result, together with caution being exercised by customers, and our decision to exit selected businesses on the mainland United States, we have seen a reduction in the volume of loan applications, thus contributing to overall decline in our loan portfolios when comparing the current quarter with the quarter ended September 30, 2008.

Deposits

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	September 30, 2009	June 30, 2009	Variance	September 30, 2008	Variance
Demand *	$4.9	$5.1	($0.2)	$4.7	$0.2
Savings	9.5	9.6	(0.1)	9.9	(0.4)
Time	12.0	12.2	(0.2)	13.3	(1.3)

Total deposits	$26.4	$26.9	($0.5)	$27.9	($1.5)

* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as time deposits, amounted to $2.8 billion as of September 30, 2009 compared with $2.7 billion as of June 30, 2009 and $3.1 billion as of September 30, 2008.

The decrease in time deposits from June 30, 2009 to September 30, 2009 occurred principally in the Corporation’s U.S. mainland operations in part due to deleveraging strategies, including the closure and consolidation of branches, as well as a gradual reduction in the pricing of deposits, including internet deposits. The decrease in demand deposits was principally experienced in the Corporation’s Puerto Rico banking operations.

The decrease in time deposits from September 30, 2008 to the same date in 2009 was reflected in both the Corporation’s U.S. mainland and Puerto Rico banking operations. This reduction was also associated to the factors described in the previous paragraph as well as the deleveraging of the Corporation’s balance sheet mostly due to lower balances of loans and investment securities from September 30, 2008 to the same date in 2009. Also, there was a reduction in brokered certificates of deposit.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity as of September 30, 2009, June 30, 2009 and September 30, 2008.

The Corporation’s borrowings amounted to $5.5 billion as of September 30, 2009, compared with $5.6 billion as of June 30, 2009.

Stockholders’ equity totaled $2.7 billion as of September 30, 2009, compared with $2.9 billion as of June 30, 2009. The decrease in stockholders’ equity from June 30, 2009 to September 30, 2009 is mainly related to the net loss of $125.0 million recorded during the quarter. During the quarter ended September 30, 2009, the Corporation did not declare dividends on its preferred or common stock.

Below is a summary of the Corporation’s regulatory capital ratios as of September 30, 2009 and June 30, 2009.

	September 30, 2009	June 30, 2009	Minimum required
Tier I risk-based capital	10.23%	10.73%	4.00%
Total risk-based capital	11.53%	12.02%	8.00%
Tier I leverage	7.93%	8.26%	3.00%-4.00%

Regulatory capital requirements for banking institutions are based on Tier 1 and Total capital, which include both common stock and certain qualifying preferred stock.

Reconciliation of Non-GAAP Financial Measure:

The table below presents a reconciliation of Tier 1 common equity (also referred to as Tier 1 common) to common stockholders’ equity. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. In connection with the Supervisory Capital Assessment Program (“SCAP”), the Federal Reserve began supplementing its assessment of the capital adequacy of a bank holding company based on a variation of Tier 1 capital, known as Tier 1 common equity. Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

(in thousands)	September 30, 2009	June 30, 2009
Common stockholders’ equity	$2,692,296	$1,412,701
Less: Unrealized gains on available- for -sale securities, net of tax (1)	(121,735)	(48,296)
Less: Disallowed deferred tax assets (2)	(195,894)	(167,223)
Less: Intangible assets:
Goodwill	(606,508)	(607,164)
Other disallowed intangibles	(21,873)	(25,797)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(2,362)	(2,147)
Add: Pension liability adjustment, net of tax and accumulated net losses on cash flow hedges (3)	119,007	120,256

Total Tier 1 common equity	$1,862,931	$682,330

(1)
In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains
(losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2)
Approximately $167 million of the Corporation’s $381 million of net deferred tax assets as of September
30, 2009 ($193 million and $390 million, respectively as of June 30, 2009), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $196 million of such assets as of September 30, 2009 ($167 million as of June 30, 2009) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. The remaining $18 million of the Corporation’s other net deferred tax assets as of September 30,
2009 ($30 million as of June 30, 2009) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles

(3)	The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Forward-Looking Statements:

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Founded in 1893, Popular, Inc. (NASDAQ: BPOP) is the No. 1 bank by both assets and deposits in Puerto Rico and ranks 33rd by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

Popular also continues to expand its expertise in processing technology through its subsidiary EVERTEC, which processes approximately 1.1 billion transactions annually in the Caribbean and Latin America.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***
Exhibits A, B and C follow

Exhibit A

					3rd
			3rd		Quarter
Financial Summary	Quarter ended		Quarter	Quarter ended	2009 vs 2nd Quarter
(Unaudited)	September 30,		2009 vs 2008	June 30,	2009
	2009	2008	$ Variance	2009	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$454,463	$555,481	($101,018)	$471,046	($16,583)

Interest expense	178,074	231,199	(53,125)	187,986	(9,912)

Net Interest income	276,389	324,282	(47,893)	283,060	(6,671)

Provision for loan losses	331,063	252,160	78,903	349,444	(18,381)

Net interest income after provision for loan losses	(54,674)	72,122	(126,796)	(66,384)	11,710

Net (loss) gain on sale and valuation adjustments of investment securities	(9,059)	(9,132)	73	53,705	(62,764)

Trading account profit	7,579	6,669	910	16,839	(9,260)

(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(8,728)	6,522	(15,250)	(13,453)	4,725

Other non-interest income	170,252	183,869	(13,617)	168,748	1,504

Total non-interest income	160,044	187,928	(27,884)	225,839	(65,795)

Personnel costs	130,547	148,230	(17,683)	136,206	(5,659)

Gain on debt extinguishment related to trust	(80,259)		(80,259)		(80,259)
preferred securities

Other operating expenses	170,312	174,685	(4,373)	194,439	(24,127)

Total operating expenses	220,600	322,915	(102,315)	330,645	(110,045)

Loss from continuing operations before income tax	(115,230)	(62,865)	(52,365)	(171,190)	55,960

Income tax expense	6,331	148,308	(141,977)	5,393	938

Loss from continuing operations, net of income tax	(121,561)	(211,173)	89,612	(176,583)	55,022

Loss from discontinued operations, net of income tax	(3,427)	(457,370)	453,943	(6,599)	3,172

Net loss	($124,988)	($668,543)	$543,555	($183,182)	$58,194

Net income (loss) applicable to common stock (1)	$595,614	($679,772)	$1,275,386	($207,810)	$803,424

Earnings (losses) per common share: (1)

Basic and diluted earnings (losses) per common	$1.41	($0.79)		($0.71)
share from continuing operations

Basic and diluted losses per common share from	($0.01)	($1.63)		($0.03)
discontinued operations

Basic and diluted earnings (losses) per common	$1.40	($2.42)		($0.74)
share -Total

Dividends declared per common share	—	$0.08		-

Average common shares outstanding	425,672,578	281,489,469		281,888,394

Average common shares outstanding – assuming	425,672,578	281,489,469		281,888,394
dilution

Common shares outstanding at end of period	639,541,515	281,708,260		282,031,548

Market value per common share	$2.83	$8.29		$2.20

Book value per common share	$4.21	$8.59		$5.01

Market Capitalization – (In millions)	$1,810	$2,335		$620

Selected Average Balances – (In millions)

Total assets	$35,813	$40,634	($4,821)	$37,048	($1,235)

Stockholders’ equity	2,771	3,471	(700)	3,002	(231)

Selected Financial Data at Period-End – (In millions)

Total assets	$35,638	$40,390	($4,752)	$36,499	($861)

Loans (2)	24,472	27,207	(2,735)	24,850	(378)

Earning assets (2)	33,398	36,483	(3,085)	34,070	(672)

Deposits	26,383	27,911	(1,528)	26,913	(530)

Borrowings	5,461	8,646	(3,185)	5,587	(126)

Interest-bearing liabilities (2)	27,562	32,492	(4,930)	28,092	(530)

Stockholders’ equity	2,742	3,007	(265)	2,900	(158)

Performance Ratios

Net interest yield from continuing operations (3)	3.30%	3.62%		3.27%

Return on assets	(1.38)	(6.55)		(1.98)

Return on common equity	(26.24)	(93.32)		(53.48)

Credit Quality Data – (Dollars in millions)

Net loans charged-off, excluding write-downs on loans transferred to held-for-sale (4)	$269.9	$170.5	$99.4	$260.3	$9.6

Allowance for loan losses	1,207	726	481	1,146	61

Non-performing loans from continuing operations	2,115.5	1,028.4	1,087.1	1,978.2	137.3

Non-performing loans from discontinued operations	—	75.0	(75.0)	1.0	(1.0)

Non-performing loans – total	2,115.5	1,103.4	1,012.1	1,979.2	136.3

Non-performing loans to loans held-in-portfolio (5) (6)	8.67%	3.90%		8.04%

Allowance for loan losses to non-performing loans (5)	57.07	70.64		57.94

Allowance for loans losses to loans	4.95	2.76		4.66
held-in-portfolio (6)

(1) Refer to table included in press release for a reconciliation of (losses) earnings per common share.
(2) Includes assets/liabilities from discontinued operations, principally $626 million in loans, $630 million in earning assets and $166 million in borrowings and interest-bearing liabilities as of September 30, 2008.
(3) Not on a taxable equivalent basis.
(4) Excludes net charge-offs from discontinued operations.
(5) Non-performing loans (“NPL”) exclude NPL accounted pursuant to the fair value option and NPL from discontinued operations.
(6) Loans held-in-portfolio exclude loans held-for-sale and loans accounted pursuant to the fair value option.

Note: Certain reclassifications have been made to prior periods to conform with this quarter presentation.

Financial Summary	For the nine months ended
(Unaudited)	September 30,
	2009	2008	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$1,414,701	$1,732,581	($317,880)

Interest expense	582,766	742,243	(159,477)

Net Interest income	831,935	990,338	(158,403)

Provision for loan losses	1,053,036	602,561	450,475

Net interest income after provision for loan losses	(221,101)	387,777	(608,878)

Net gain on sale and valuation adjustments of investment securities	220,792	69,430	151,362

Trading account profit	31,241	38,547	(7,306)

(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(35,994)	25,696	(61,690)

Other non-interest income	504,575	554,804	(50,229)

Total non-interest income	720,614	688,477	32,137

Personnel costs	412,044	459,515	(47,471)

Gain on debt extinguishment related to trust	(80,259)	—	(80,259)
preferred securities

Other operating expenses	523,657	517,033	6,624

Total operating expenses	855,442	976,548	(121,106)

(Loss) income from continuing operations before	(355,929)	99,706	(455,635)
income tax

Income tax (benefit) expense	(15,209)	152,467	(167,676)

Loss from continuing operations, net of income tax	(340,720)	(52,761)	(287,959)

Loss from discontinued operations, net of income tax	(19,972)	(488,242)	468,270

Net loss	($360,692)	($541,003)	$180,311

Net income (loss) applicable to common stock (1)	$310,604	($561,213)	$871,817

Earnings (losses) per common share: (1)

Basic and diluted earnings (losses) per common	$1.00	($0.27)
share from continuing operations

Basic and diluted losses per common share from	($0.06)	($1.73)
discontinued operations

Basic and diluted earnings (losses) per common	$0.94	($2.00)
share -Total

Dividends declared per common share	$0.02	$0.40

Average common shares outstanding	330,325,348	280,841,638

Average common shares outstanding – assuming	330,325,348	280,841,638
dilution

Common shares outstanding at end of period	639,541,515	281,708,260

Market value per common share	$2.83	$8.29

Book value per common share	$4.21	$8.59

Market Capitalization – (In millions)	$1,810	$2,335

Selected Average Balances – (In millions)

Total assets	$37,090	$41,392	($4,302)

Stockholders’ equity	2,961	3,440	(479)

Performance Ratios

Net interest yield from continuing operations (2)	3.21%	3.65%

Return on assets	(1.30)	(1.75)

Return on common equity	(31.48)	(24.57)

Credit Quality Data – (Dollars in millions)

Net loans charged-off, excluding write-downs on loans transferred to held-for-sale (3)	$728.4	$376.3	$352.1

Allowance for loan losses	1,207	726	481

Non-performing loans from continuing operations	2,115.5	1,028.4	1,087.1

Non-performing loans from discontinued operations	—	75.0	(75.0)

Non-performing loans – total	2,115.5	1,103.4	1,012.1

Non-performing loans to loans held-in-portfolio (4) (5)	8.67%	3.90%

Allowance for loan losses to non-performing loans (4)	57.07	70.64

Allowance for loans losses to loans	4.95	2.76
held-in-portfolio (5)

(1) Refer to table included in press release for a reconciliation of (losses) earnings per common share.
(2) Not on a taxable equivalent basis.
(3) Excludes net charge-offs from discontinued operations.
(4) Non-performing loans (“NPL”) exclude NPL accounted pursuant to the fair value option and NPL from discontinued operations.
(5) Loans held-in-portfolio exclude loans held-for-sale and loans accounted pursuant to the fair value option.

Note: Certain reclassifications have been made to prior periods to conform with this quarter presentation.

Exhibit B

Credit Quality Information

(Unaudited)

				For the nine months	For the nine months
	Quarter ended	Quarter ended June	Quarter ended	ended September 30,	ended September 30,
	September 30, 2009	30, 2009	September 30, 2008	2009	2008
Net loans charged-off, excluding write-downs on loans transferred to held-for-sale –(In thousands)

Commercial	$59,114	$69,878	$36,541	$170,328	$105,208

Construction	95,941	76,534	52,339	217,283	57,529

Mortgage	34,322	24,633	11,809	90,103	30,497

Consumer	75,590	85,165	65,598	237,716	169,313

Lease Financing	3,934	4,120	4,246	13,012	13,734

Total	$269,901	$260,330	$170,533	$728,442	$376,281

				For the nine months	For the nine months
	Quarter ended	Quarter ended June	Quarter ended	ended September 30,	ended September 30,
	September 30, 2009	30, 2009	September 30, 2008	2009	2008
Annualized Net Charge-Offs to Average Loans Held-in-Portfolio

Commercial	1.81%	2.11%	1.06%	1.71%	1.03%

Construction	19.45	14.46	9.82	13.83	3.76

Mortgage	3.16	2.27	1.07	2.75	0.90

Consumer	7.18	7.73	5.48	7.17	4.65

Lease Financing	2.23	2.25	1.52	2.40	1.66

Total	4.43%	4.19%	2.60%	3.91%	1.92%

Non-performing
Loans from
Continuing
Operations –(In		As a % of loans		As a % of loans
thousands)	September 30, 2009	held-in-portfolio	June 30, 2009	held-in-portfolio
Commercial	$776,027	5.9%	$686,150	5.2%

Construction	768,987	40.9	767,029	37.7

Mortgage	484,219	10.6	441,773	9.9

Consumer	75,992	1.8	71,413	1.7

Lease Financing	10,309	1.5	11,825	1.6

Total	$2,115,534	8.7%	$1,978,190	8.0%

	September 30, 2009		June 30, 2009
		Specific		Specific
Impaired Loans evaluated for		Allowance for loan		Allowance for loan
specific reserves –(In millions)	Recorded Investment	losses (ALLL)	Recorded Investment	losses (ALLL)
Impaired loans with ALLL required	$1,134.5	$313.2	$1,034.4	$313.1

Impaired loans with no ALLL required	404.9	—	410.5	—

Total impaired loans	$1,539.4	$313.2	$1,444.9	$313.1

	For the quarter ended September 30, 2009			For the quarter ended June 30, 2009
Activity in the specific
reserves for impaired loans	Construction	Commercial	Mortgage	Construction	Commercial	Mortgage
(In thousands)	Loans	Loans	Loans	Loans	Loans	Loans
Specific ALLL at beginning of	$197,898	$85,608	$29,584	$177,208	$79,927	$22,061
period

Provision for impaired loans	59,814	41,004	7,743	90,894	29,102	9,375

Net charge-offs	86,681	19,911	1,835	70,204	23,421	1,852

Specific ALLL at end of period	$171,031	$106,701	$35,492	$197,898	$85,608	$29,584

Composition of the Allowance for Loan Losses (ALLL) by Category
September 30, 2009
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Activity in the specific
reserves for impaired loans
(In thousands)
Specific ALLL	$106,701	$171,031	$—	$35,492	$—	$313,224

Impaired loans	619,544	751,976	—	167,863	—	1,539,383

Specific ALLL to impaired loans	17.22%	22.74%	—	21.14%	—	20.35%

General ALLL	$266,563	$168,309	$24,609	$108,848	$325,848	$894,177

Loans held-in-portfolio, excluding impaired loans	$12,456,324	$1,130,093	$699,350	$4,379,509	$4,191,410	$22,856,686

General ALLL to loans held-in-portfolio, excluding impaired loans	2.14%	14.89%	3.52%	2.49%	7.77%	3.91%

Total ALLL	$373,264	$339,340	$24,609	$144,340	$325,848	$1,207,401

Total loans held-in-portfolio	$13,075,868	$1,882,069	$699,350	$4,547,372	$4,191,410	$24,396,069

ALLL to loans held-in-portfolio	2.85%	18.03%	3.52%	3.17%	7.77%	4.95%

June 30, 2009
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Activity in the specific
reserves for impaired loans
(In thousands)
Specific ALLL	$85,608	$197,898	$—	$29,584	$—	$313,090

Impaired loans	522,678	781,910	—	140,299	—	1,444,887

Specific ALLL to impaired loans	16.38%	25.31%	—	21.09%	—	21.67%

General ALLL	$239,004	$145,910	$29,934	$102,331	$315,970	$833,149

Loans held-in-portfolio, excluding impaired loans	$12,555,829	$1,251,537	$730,396	$4,304,199	$4,319,214	$23,161,175

General ALLL to loans held-in-portfolio, excluding impaired loans	1.90%	11.66%	4.10%	2.38%	7.32%	3.60%

Total ALLL	$324,612	$343,808	$29,934	$131,915	$315,970	$1,146,239

Total loans held-in-portfolio	$13,078,507	$2,033,447	$730,396	$4,444,498	$4,319,214	$24,606,062

ALLL to loans held-in-portfolio	2.48%	16.91%	4.10%	2.97%	7.32%	4.66%

Exhibit C

Financial Summary-Segment Reporting

(Unaudited)

	Quarter ended September 30, 2009
				Intersegment	Total Reportable
	BPPR	BPNA	EVERTEC	Eliminations	Segments
Summary of Operations (In thousands)				-

Net Interest income (expense)	$217,859	$77,588	($304)	—	$295,143

Provision for loan losses	153,350	177,713	—		331,063

Net interest income after provision for loan losses	64,509	(100,125)	(304)	—	(35,920)

Net (loss) gain on sale and valuation adjustments of investment securities	(311)	(5,173)	—	—	(5,484)

Trading account profit	7,579	—	—	—	7,579

Gain (loss) on sale of loans and valuation adjustments on loans held-for-sale	593	(9,321)	—	—	(8,728)

Other non-interest income (service charges on deposits, other service fees and other)	122,512	20,889	62,269	($36,160)	169,510

Total non-interest income	130,373	6,395	62,269	(36,160)	162,877

Personnel costs	73,876	27,287	20,978	(64)	122,077

Gain on extinguishment of debt related to trust preferred securities	—	—	—	—	—

Other operating expenses	129,903	46,347	23,807	(36,170)	163,887

Total operating expenses	203,779	73,634	44,785	(36,234)	285,964

Income (loss) from continuing operations, before income tax	(8,897)	(167,364)	17,180	74	(159,007)

Income tax expense (benefit)	1,883	2,553	6,341	31	10,808

Income (loss) from continuing operations, net of income tax	(10,780)	(169,917)	10,839	43	(169,815)

Loss from discontinued operations, net of income tax	—	—	—	—	—

Net income (loss)	($10,780)	($169,917)	$10,839	$43	($169,815)

	Quarter ended September 30, 2009
		Eliminations
		and Discontinued
	Corporate	Operations	Popular, Inc.
Summary of Operations (In thousands)

Net Interest income (expense)	($19,037)	$283	$276,389

Provision for loan losses	—	—	331,063

Net interest income after provision for loan losses	(19,037)	283	(54,674)

Net (loss) gain on sale and valuation adjustments of investment securities	(1,517)	(2,058)	(9,059)

Trading account profit	—	—	7,579

Gain (loss) on sale of loans and valuation adjustments on loans held-for-sale	—	—	(8,728)

Other non-interest income (service charges on deposits, other service fees and other)	6,918	(6,176)	170,252

Total non-interest income	5,401	(8,234)	160,044

Personnel costs	9,488	(1,018)	130,547

Gain on extinguishment of debt related to trust preferred securities	(78,337)	(1,922)	(80,259)

Other operating expenses	8,061	(1,636)	170,312

Total operating expenses	(60,788)	(4,576)	220,600

Income (loss) from continuing operations, before income tax	47,152	(3,375)	(115,230)

Income tax expense (benefit)	(5,171)	694	6,331

Income (loss) from continuing operations, net of income tax	52,323	(4,069)	(121,561)

Loss from discontinued operations, net of income tax	—	(3,427)	(3,427)

Net income (loss)	$52,323	($7,496)	($124,988)

	Quarter ended September 30, 2008
				Intersegment	Total Reportable
	BPPR	BPNA	EVERTEC	Eliminations	Segments
Summary of Operations (In thousands)				-

Net Interest income (expense)	$238,373	$89,424	($134)	—	$327,663

Provision for loan losses	128,917	123,243	—		252,160

Net interest income after provision for loan losses	109,456	(33,819)	(134)	—	75,503

Net (loss) gain on sale and valuation adjustments of investment securities	—	5	10	—	15

Trading account profit	6,669	—	—	—	6,669

Gain (loss) on sale of loans and valuation adjustments on loans held-for-sale	806	5,716	—	—	6,522

Other non-interest income (service charges on deposits, other service fees and other)	112,854	46,765	63,340	($37,020)	185,939

Total non-interest income	120,329	52,486	63,350	(37,020)	199,145

Personnel costs	74,808	44,033	22,907	(471)	141,277

Other operating expenses	122,131	52,283	27,591	(36,163)	165,842

Total operating expenses	196,939	96,316	50,498	(36,634)	307,119

Income (loss) from continuing operations, before income tax	32,846	(77,649)	12,718	(386)	(32,471)

Income tax expense (benefit)	(2,548)	61,394	4,231	(150)	62,927

Income (loss) from continuing operations, net of income tax	35,394	(139,043)	8,487	(236)	(95,398)

Loss from discontinued operations, net of income tax	—	—	—	—	—

Net income (loss)	$35,394	($139,043)	$8,487	($236)	($95,398)

	Quarter ended September 30, 2008
		Eliminations
		and Discontinued
	Corporate	Operations	Popular, Inc.
Summary of Operations (In thousands)

Net Interest income (expense)	($3,670)	$289	$324,282

Provision for loan losses	—	—	252,160

Net interest income after provision for loan losses	(3,670)	289	72,122

Net (loss) gain on sale and valuation adjustments of investment securities	(9,147)	—	(9,132)

Trading account profit	—	—	6,669

Gain (loss) on sale of loans and valuation adjustments on loans held-for-sale	—	—	6,522

Other non-interest income (service charges on deposits, other service fees and other)	(474)	(1,596)	183,869

Total non-interest (loss) income	(9,621)	(1,596)	187,928

Personnel costs	6,953	—	148,230

Other operating expenses	10,791	(1,948)	174,685

Total operating expenses	17,744	(1,948)	322,915

Income (loss) from continuing operations, before income tax	(31,035)	641	(62,865)

Income tax expense (benefit)	106,929	(21,548)	148,308

Income (loss) from continuing operations, net of income tax	(137,964)	22,189	(211,173)

Loss from discontinued operations, net of income tax	—	(457,370)	(457,370)

Net income (loss)	($137,964)	($435,181)	($668,543)

	Quarter ended June 30, 2009
				Intersegment	Total Reportable
	BPPR	BPNA	EVERTEC	Eliminations	Segments
Summary of Operations (In thousands)				-

Net Interest income (expense)	$216,906	$80,821	($236)	—	$297,491

Provision for loan losses	181,659	167,785	—		349,444

Net interest income after provision for loan losses	35,247	(86,964)	(236)	—	(51,953)

Net (loss) gain on sale and valuation adjustments of investment securities	44,885	—	7,869	—	52,754

Trading account profit	16,839	—	—	—	16,839

Gain (loss) on sale of loans and valuation adjustments on loans held-for-sale	578	(14,031)		—	(13,453)

Other non-interest income (service charges on deposits, other service fees and other)	123,131	19,757	62,613	($36,866)	168,635

Total non-interest income	185,433	5,726	70,482	(36,866)	224,775

Personnel costs	75,612	30,866	20,844	(248)	127,074

Other operating expenses	135,813	61,337	24,364	(36,456)	185,058

Total operating expenses	211,425	92,203	45,208	(36,704)	312,132

Income (loss) from continuing operations, before income tax	9,255	(173,441)	25,038	(162)	(139,310)

Income tax expense (benefit)	2,425	788	6,953	(66)	10,100

Income (loss) from continuing operations, net of income tax	6,830	(174,229)	18,085	(96)	(149,410)

Loss from discontinued operations, net of income tax	—	—	—	—	—

Net income (loss)	$6,830	($174,229)	$18,085	($96)	($149,410)

	Quarter ended June 30, 2009
		Eliminations
		and Discontinued
	Corporate	Operations	Popular, Inc.
Summary of Operations (In thousands)

Net Interest income (expense)	($14,698)	$267	$283,060

Provision for loan losses	—	—	349,444

Net interest income after provision for loan losses	(14,698)	267	(66,384)

Net (loss) gain on sale and valuation adjustments of investment securities	951	—	53,705

Trading account profit	—	—	16,839

Gain (loss) on sale of loans and valuation adjustments on loans held-for-sale	—	—	(13,453)

Other non-interest income (service charges on deposits, other service fees and other)	2,042	(1,929)	168,748

Total non-interest income	2,993	(1,929)	225,839

Personnel costs	9,132	—	136,206

Other operating expenses	10,917	(1,536)	194,439

Total operating expenses	20,049	(1,536)	330,645

Income (loss) from continuing operations, before income tax	(31,754)	(126)	(171,190)

Income tax expense (benefit)	(4,645)	(62)	5,393

Income (loss) from continuing operations, net of income tax	(27,109)	(64)	(176,583)

Loss from discontinued operations, net of income tax	—	(6,599)	(6,599)

Net income (loss)	($27,109)	($6,663)	($183,182)